FORM 8-A/A

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12 (b) OR 12 (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Amendment No. 4
3Com Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	94-2605794

(State of Incorporation or Organization)	(IRS Employer Identification No.)

350 Campus Drive, Marlborough, MA	01752

(Address of principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12 (b) of the Act:

Title of Each Class to be so Registered NONE	Name and Exchange on which Each Class is to be registered NONE
     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction Act A.(c), please check the following box. ☐
     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction Act A.(d), please check the following box. ☑
Securities Act registration statement file number to which this form
     relates:                                         (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
Preferred Share Purchase Rights
(Title of Class)

AMENDMENT NO. 4 TO FORM 8-A
     3Com Corporation hereby amends the following items, exhibits or other portions of our Form 8-A filed on September 22, 1989, as amended on January 23, 1995, June 15, 2001, and November 27, 2002 related to our Rights Agreement, as set forth below.
ITEM 1. DESCRIPTION OF COMPANY’S SECURITIES TO BE REGISTERED
     Item 1 of the Form 8-A filed by 3Com Corporation (the “Company”) on September 22, 1989, as amended on January 23, 1995, June 15, 2001, and November 27, 2002 is hereby amended by adding the following:
     “On September 28, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Diamond II Holdings, Inc., a corporation organized under the laws of the Cayman Islands (“Newco”), and Diamond II Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Newco (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), on the terms and subject to the conditions of the Merger Agreement. In connection with the Merger Agreement, the Company and the Rights Agent executed Amendment No. 1 to the Third Amended and Restated Preferred Shares Rights Agreement (the “Amendment”).
     In connection with the Merger Agreement and the transactions contemplated thereby, the Amendment provides that (i) none of Newco nor any of its Affiliates (as defined in the Rights Agreement) shall be an Acquiring Person (as defined in the Rights Agreement) under the Rights Agreement solely by reason of execution, delivery, performance or consummation the transactions contemplated under the Merger Agreement, including the Merger, and (ii) neither a “Shares Acquisition Date” nor “Distribution Date” (each as described in the Rights Agreement) shall occur by reason of the Agreement and the Rights will not separate from the Common Shares (as defined in the Rights Agreement).

     The Amendment, which is an exhibit hereto, is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibit.”
ITEM 2. EXHIBITS
4.1	Third Amended and Restated Preferred Shares Rights Agreement, dated as of November 4, 2002, between 3Com Corporation and American Stock Transfer & Trust Company, including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B, and C, respectively. (1)

4.2	Amendment No. 1 to the Third Amended and Restated Preferred Shares Rights Agreement, dated as of September 28, 2007, between 3Com Corporation and American Stock Transfer & Trust Company.

(1)	Incorporated by reference to the Company’s Form 8-A/A filed with the Securities and Exchange Commission on November 27, 2002 (filed as Exhibit 4.1).

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment to be signed on the Registrant’s behalf by the undersigned thereunto duly authorized.

3COM CORPORATION
Dated: September 28, 2007	By:	/s/ Neal D. Goldman
Neal D. Goldman
Executive Vice President, Chief Administrative and Legal Officer and Secretary

Exhibit Index
ITEM 2. EXHIBITS
4.1	Third Amended and Restated Preferred Shares Rights Agreement, dated as of November 4, 2002, between 3Com Corporation and American Stock Transfer & Trust Company, including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B, and C, respectively. (1)

4.2	Amendment No. 1 to the Third Amended and Restated Preferred Shares Rights Agreement, dated as of September 28, 2007, between 3Com Corporation and American Stock Transfer & Trust Company.

(1)	Incorporated by reference to the Company’s Form 8-A/A filed with the Securities and Exchange Commission on November 27, 2002 (filed as Exhibit 4.1).